Exhibit 5.1

April 30, 2026

Verdera Energy Corp.

250-750 West Pender Street

Vancouver, British Columbia V6C 2T7

Canada

Dear Sirs and Mesdames:

Re:	Verdera Energy Corp. – Registration Statement on Form F-1

We have acted as Canadian counsel to Verdera Energy Corp., a company existing under the laws of British Columbia, Canada (the “Company”), in connection with the filing of a registration statement on Form F-1 (as amended or supplemented, the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Act”). The Registration Statement relates to the registration of 35,000,000 common shares with no par value (the “Common Shares”) to be distributed by the selling shareholder, enCore Energy Corp. (“enCore”), to the shareholders of enCore by way of a special distribution. enCore holds 35,000,000 Class A Preferred Shares of the Company which will, in accordance with their terms, convert to the Common Shares immediately prior to the record date for the special distribution.

In rendering the opinions herein, we have examined originals or copies of documents and have considered such questions of law and made such other investigations as we have deemed relevant or necessary. We have assumed the genuineness of all signatures, the legal capacity of all individuals, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed or photocopies or facsimiles thereof. We have assumed the offering of securities being registered under the Registration Statement will complete as described in the Registration Statement. We have assumed the accuracy and truthfulness of all representations and statements made in the documents so examined, and the performance of all obligations under agreement presented to us. We express no opinion as to any laws, or matters governed by any laws, other than the laws of the Province of British Columbia and the federal laws of Canada applicable therein. The opinions hereinafter expressed are based upon legislation, rules and regulations in effect on the date hereof.

Subject to the foregoing qualifications, we are of the opinion that as at the date hereof, the Common Shares registered under the Registration Statement, shall be, upon conversion of the Class A Preferred Shares in accordance with their terms and the Registration Statement, duly and validly authorized and issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion with the SEC as Exhibit 5.1 to the Registration Statement and to the reference to us under the caption “Legal Matters” in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Yours truly,

MORTON LAW LLP

/s/ Morton Law LLP

Suite 1200 – 750 West Pender Street, Vancouver, B.C. V6C 2T8 h Website: www.mortonlaw.ca
Telephone: 604.681.1194 h Facsimile: 604.681.9652